UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York                      10004
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

    November 28, 2001
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Issuer Name and Ticker or Trading Symbol

    MCG Capital Corporation
    (MCGC)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
                              |                                |                     |                                             |
Common Stock                  |              01                |          01         |                    01                       |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners II, L.P. ("GSCP II"), GS Capital Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital Partners II (Germany) C.L.P. ("GSCP II Germany"), GS Advisors, L.L.C. ("GS Advisors"), GS Advisors II, L.L.C. ("GS Advisors II"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street Fund 1998, L.P. ("Stone 1998"), Bridge Street Fund 1998, L.P. ("Bridge 1998" and, together with GSCP II, GSCP II Offshore, GSCP II Germany, and Stone 1998, the "Limited Partnerships"), Stone Street 1998, L.L.C. ("Stone GP"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with the Limited Partnerships, GS Advisors, GS Advisors II, GS oHG, Stone GP and Goldman Sachs, the "Reporting Persons"). The principal business address for each of Goldman Sachs, GS Group, GSCP II, GS Advisors, GS Advisors II, Stone 1998, Bridge 1998, and Stone GP is 85 Broad Street, New York, New York 10004. The principal business address for GSCP II Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GSCP II Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 6,037,500 shares of Common Stock through the Limited Partnerships of which affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner. Goldman Sachs is the investment manager of certain of the Limited Partnerships. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaims beneficial ownership of the shares of Common Stock owned by the Limited Partnerships except to the extent of its pecuniary interest therein.

GSCP II owns beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 3,895,303 shares of Common Stock.

GSCP II Offshore owns beneficially and directly and its general partner, GS Advisors II, may be deemed to own beneficially and indirectly 1,548,550 shares of Common Stock.

GSCP II Germany owns beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly 143,679 shares of Common Stock.

Bridge 1998 owns beneficially and directly and its managing general partner, Stone GP, may be deemed to own beneficially and indirectly 104,344 shares of Common Stock.

Stone 1998 owns beneficially and directly and its general partner, Stone GP, may be deemed to own beneficially and indirectly 345,624 shares of Common Stock.

Each of GS Advisors, GS Advisors II, GS oHG and Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

**Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


GS CAPITAL PARTNERS II, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


GS CAPITAL PARTNERS II OFFSHORE, L.P.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact



GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
(with limitation of liability)


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


GS ADVISORS, L.L.C.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


GS ADVISORS II, L.L.C.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


GOLDMAN, SACHS & CO. oHG


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


STONE STREET FUND 1998, L.P.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


BRIDGE STREET FUND 1998, L.P.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact


STONE STREET 1998, L.L.C.


By:  s/ Hans L. Reich
     ------------------------
     Name:  Hans L. Reich
     Title: Attorney-in-fact

Date:  November 28, 2001


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.


GOLDMAN, SACHS & CO.


By:      s/ Gregory K. Palm
------------------------------------
Name:  Gregory K. Palm
Title:   Managing Director

                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.



THE GOLDMAN SACHS GROUP, INC.


By: s/ Gregory K. Palm
------------------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000


GS CAPITAL PARTNERS II, L.P.

BY: GS ADVISORS, L.L.C.


By:       s/ Kaca B. Enquist
         ---------------------------------------
         KACA B. ENQUIST,  Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2000.


GS CAPITAL PARTNERS II OFFSHORE, L.P.

By: GS ADVISORS II, L.L.C.


By:      s/ Kaca B. Enquist
         -------------------------------------------------
         KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 5, 2000.


GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP


By: Goldman, Sachs & Co. oHG
By: Goldman, Sachs & Co. Finanz GmbH


By:  s/ Andreas Kornlein                By:  s/ Sabine Mock
     ----------------------------            -----------------------
     Name:    Andreas Kornlein               Name:  Sabine Mock
     Title:   Executive Director             Title: Executive Director

                                POWER OF ATTORNEY






KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.



GS ADVISORS, L.L.C.



By:      s/ Kaca B. Enquist
         -----------------------------------
         Kaca B. Enquist, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS II, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.


GS ADVISORS II, L.L.C.



By:      s/ Kaca B. Enquist
         -----------------------------------------
         KACA B. ENQUIST,  Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.


GOLDMAN, SACHS  & CO. oHG




By:      s/ Andreas Koernlein               By:     s/ Sabine Mock
         ------------------------------             --------------------------
         Name:    Andreas Koernlein                 Name: Sabine Mock
         Title:   Executive Director                Title:   Executive Director

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1998, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1998, L.L.C.



By:      s/ Kaca B. Enquist
         -------------------------------------------------------
         KACA B. ENQUIST,  Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1998, L.P.

By:  Stone Street 1998, L.L.C.



By:      s/ Kaca B. Enquist
         ---------------------------------------------------
         KACA B. ENQUIST, Vice President

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C.



By:      s/ Kaca B. Enquist
         --------------------------------------------------------
         KACA B. ENQUIST,  Vice President